Articles of Incorporation of
                              Open Sea Corporation

      We, the undersigned natural persons of the age of twenty-one years or more, being the Directors and Shareholders of a corporation under the Utah Revised Business Corporation Act, Chapter 10 of Title 16 of the Utah Code of 1953, as amended, adopt the following Articles of Incorporation for such corporation:

                                 Article 1. Name

The name of this corporation is Open Sea Corporation

                               Article 2. Duration

The period of its duration is perpetual.

                               Article 3. Purposes

      A. This Corporation is organized for any and all lawful purposes for which corporations may be organized under this Act, but is primarily organized to engage in the marketing and distribution business.

      B. The Corporation shall have and exercise all powers necessary or convenient for the carrying out of any or all of the purposes for which it is organized.

                                Article 4. Stock

      A. The aggregate number of shares which the corporation shall be authorized to issue is 100,000,000 shares of Class A Common Voting Shares with no par value, and 100,000,000 shares of Class B Common Nonvoting Shares with no par value.

      B. Both classes of stock of the corporation shall have the same rights and preferences, except that Class B shares shall have no voting rights.

      C. Fully paid stock of this corporation shall not be liable to any call and shall be nonassessable.


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                           Article 5. Registered Agent

      The name of the registered agent and the address of the registered office of the corporation are as follows:
                                                        /s/ KC Holmes
                                                      ----------------------
                                                      KC Holmes
                                                      426 White Pine Drive
                                                      Salt Lake City, Utah 84123

                              Article 6. Directors

      The number of directors constituting the board of directors of this corporation shall be established by resolution of the board. The names and addresses of the members of the board of directors, who are to serve until their successors are elected and qualify, are as follows:

KC Holmes, 426 White Pine Drive, Salt Lake City, Utah 84123

Jonathan Shute, 426 White Pine Drive, Salt Lake City, Utah 84123

                             Article 7. Incorporator

      The  incorporator  is  KC  Holmes,   who  has  signed  these  Articles  of
Incorporation under penalty of Perjury.

Dated this 14th day of September, 1998.
                                                          /s/ KC Holmes
                                                        ------------------------
                                                        KC Holmes